PROJECT SEED Presentation to the Special Committee of the Board May 30, 2003 STRICTLY CONFIDENTIAL DRAFT

Table of Contents PROJECT SEED Presentation to the Special Committee of the Board 1. Chronology of Negotiations 2. Valuation Analysis 3. Overview of Proposed Transaction 4. Overview of Seminis Appendix Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

Chronology of Negotiations

1 Chronology of Negotiations ____________________ (1) Per share to the public, non-affiliated stockholders. (2) As referenced in either drafts of the merger agreement or conversations between Fox Paine and Merrill Lynch.

2 Chronology of Negotiations (cont'd) ____________________ (1) Per share to the public, non-affiliated stockholders. (2) As referenced in either drafts of the merger agreement or conversations between Fox Paine and Merrill Lynch.

Valuation Analysis

3 Valuation Analysis Summary Financial Projections Key Assumptions Valuation analysis based on financial projections provided to Merrill Lynch by the Company Financial statements projected through fiscal 2011 Projections are more up to date than what was originally provided to Fox Paine, as they reflect the current negative economic situation in Argentina and Brazil Projections assume sales growth of 5% to 7% per annum Annual price increases of 6% to 7% through 2005 and 3% to 4% thereafter Volume growth of 1% to 2% annually Projections also assume an EBITDA margin improvement from 18.9% in fiscal 2003 to 25.1% in fiscal 2011 Projections assume no tax benefit from the Company's existing net operating losses or potential costs relating to the resolution of outstanding audits As a point of reference, Merrill Lynch reviewed certain industry sources regarding historical and projected volume growth and pricing Vegetable consumption has grown at 3.8% annually over the last 20 years (Food & Agricultural Organization) Retail baseline vegetable prices expected to increase at 2.5% per annum from 2002 through 2011 (United States Department of Agriculture)

4 Valuation Analysis Review of Budget vs. Actual First Half Fiscal 2003 Performance Sales of $239.6 million and Adjusted EBITDA of $50.6 million for the first half of fiscal 2003 were $7.2 million and $0.9 million below expectations, respectively Primary causes include poor performance in the Far East operations and currency instability in South America Through better working capital management, favorable currency fluctuations and earlier than planned asset sales, the Company ended the quarter with $34.9 million of cash (approximately $13.6 million more than projected) However, since the end of the quarter, several large cash payments have reduced the Company's cash balance to levels consistent with earlier projections $5.0 million fee to Harris Bank related to the Company's extension of its credit facility $4.4 million severance payment to Eugenio Najera Total bank and mortgage debt at the end of the second quarter was on target at $283.1 million Despite operating performance below expectations for the first half of the year, the Company has not revised its official full year projections However, certain members of management have expressed a belief that full year actual results may be slightly below budget

5 Valuation Analysis Summary Financial Projections(1) ($ in millions) ____________________ (1) Source: Seminis management. (2) Includes 1% (of sales) Savia management fee. (3) Adjusted for non-recurring items. (4) Includes changes in accounts receivable, inventory, prepaid expenses, other assets, accounts payable and accrued liabilities.

20% - 30% 5 Year IRR ~4.3x max Debt/LTM EBITDA LBO Value(9) Pre-Exchange Discounted Cash Flow(8) Discount Rate: 11.0% - 15.0% Terminal Value: 5.5x - 7.5x 2011 EBITDA Discount Rate: 11.0% - 15.0% 2.0% - 4.0% Perpetual Growth 6 Valuation Analysis $3.78 Dollars per Share(2) NA Post-Exchange Discounted Cash Flow(7) Discount Rate: 11.0% - 15.0% Terminal Value: 5.5x - 7.5x 2011 EBITDA Discount Rate: 11.0% - 15.0% 2.0% - 4.0% Perpetual Growth 52-Week High / Low Trading History(3) Based on FY2003E EBITDA of $90.2 mm Multiple: 5.0x - 7.0x Based on FY2003E EPS of $0.16 P/E Multiple: 12.0x - 19.0x Public Comparables(4) Based on multiple of LTM Sales or EBITDA M&A Comparables(5) Precedent Transactions Final Offer as a Premium to Price 1 Day Prior ($2.51): 15.0% - 50.0% Premiums Paid(6) ____________________ (1) Does not include any potential benefit from net operating losses or costs from settlement of outstanding audit issues. (2) Diluted equity value per share as of 3/31/03 calculated using net debt of $306.3 mm and diluted shares outstanding of 104.3 mm, assuming Class C preferred and APIC is exchanged per the terms of the Exchange Agreement, unless stated otherwise. GAAP cash balance of $34.9 mm adjusted to reflect cash payments made post-balance sheet date including a $5.0 mm fee to Harris Bank and $4.4 mm severance payment to Eugenio Najera. (3) Not a theoretical valuation method, but a benchmark against historical stock price performance over the last 52-week period. (4) Not a theoretical valuation method, but a benchmark for the relative standalone trading value of Seminis; includes management fee. (5) Lack of recent transactions and wide range of multiples render analysis not useful. (6) Shown relative to Seminis closing stock price of $2.51 on December 13, 2002. (7) Discounted to 3/31/03. (8) Discounted to 3/31/03. Per share values shown exclude the impact of the Exchange Agreement. (9) Assumes an exit multiple in year 5 of 7.5x EBITDA. Summary Valuation(1)

7 Valuation Analysis NOL Treatment and Related Tax Issues NPV of Tax Savings from NOLs (1) ($ in millions) ____________________ (1) Does not reflect netting of any costs, if any, to be incurred in settling any IRS audit-related issues. (2) Assumes 35% tax rate and full NOL utilization within 3 years. (3) Assumes 35% tax rate and full NOL utilization within 5 years. (4) Assumes diluted shares outstanding of 104.3 mm. Seminis publicly disclosed that it has $84.0 million of NOLs in the U.S. and $28.9 million in the Netherlands Tax savings associated with utilization of the NOLs have not been reflected in Seminis' projections nor have any potential costs relating to the resolution of outstanding audits The IRS is currently auditing Seminis' returns for the 1998 and 1999 tax years and has raised issues regarding transfer pricing and intercompany expenses, which, to the extent the IRS position prevails, may impact the amount of NOLs available for utilization Actual benefits from utilization of NOLs will depend on allowance of NOLs by the IRS and costs incurred in settling any IRS audit-related issues Net Operating Losses and Related Tax Issues

8 Valuation Analysis Description of Co-Investment Rights Assumptions Pro Forma Ownership(1) ____________________ (1) Before dilution from existing management options; reflects ownership assuming Savia/Pulsar creditors/derivative holders do not elect to roll over equity. Co-Investment Rights cover primary, newly-issued equity shares and entitle Mr. Romo (or an entity affiliated with Mr. Romo) to purchase up to 34% of the common stock of Seminis in two phases The 15% Co-Investment Rights (vest at closing) Actually represent rights to purchase 18% of pro forma company to compensate for future dilution from 19% Rights Not expected to be exercised at closing Treated similar to management options The 19% Co-Investment Rights (vest three years after closing) Rights vest in full after three years only if Fox Paine achieves annual compounded IRR on Invested Capital of 26% (on a fully diluted basis) Lesser amount up to 19% vests if Fox Paine achieves 26% IRR Hurdle following three years and after giving effect to vesting of reduced 19% rights Full rights vest prior to end of three year period if sale price achieving the three year IRR Hurdle is reached

9 Valuation Analysis ____________________ (1) Assumes 2006 net debt of $245.3 mm and option proceeds from 15% Co-Investment Rights of $66.5 mm. (2) Assumes 19.6 mm shares under 15% Co-Investment Rights and 24.8 mm shares under 19% Co-Investment Rights. (3) Assumes 86.1 mm existing Seminis shares held by Romo, Savia and Affiliates. (4) For illustrative purposes, discounted value per existing Seminis share held by Romo, Savia and affiliates at 25% discount rate and over 3.5 years to March 31, 2003. (5) 19% Co-Investment Rights only vest if Fox Paine IRR Hurdle rate is achieved. (6) Consists of Adjusted Equity Value under 15% Co-Investment Rights and option proceeds from 19% Co-Investment Rights of $84.3 mm. (7) Accounts for dilution in value of 15% Co-Investment Rights caused by exercise of 19% Co-Investment Rights. ($ in millions, except per share) Illustrative Co-Investment Rights Payout in 2006

10 Valuation Analysis Assumptions Theoretical Valuation Range (1) ($ in millions, except per share amounts; per share amounts represent value per existing Seminis share held by Romo, Savia and Affiliates) (2) ____________________ (1) Source: Bloomberg warrant pricing models and above assumptions. (2) Assumes 86.1 mm existing Seminis shares held by Romo, Savia and Affiliates. (3) Adjusted to account for dilution resulting from 19% Co-Investment Rights. Used Black-Scholes based warrant pricing models to determine range of values for each Co-Investment Right based on following assumptions: Strike price: $3.40 per share (at the money upon issuance) Maturity: 10 years Volatility: from 40% to 100% Risk free rate equal to the forward LIBOR swap rate for each time to maturity Theoretical valuation implicitly assumes liquidity and ability to hedge risk; as a result, "true value" of Co-Investment Rights will be at a meaningful discount to theoretical valuation Theoretical Valuation of Co-Investment Rights

11 Valuation Analysis Discounted Valuation Ranges for Combined Co-Investment Rights (Amounts represent value per existing Seminis share held by Romo, Savia and Affiliates) (1) ____________________ (1) Assumes 86.1 mm existing Seminis shares held by Romo, Savia and Affiliates. Black-Scholes based warrant pricing models implicitly assume liquidity and ability to hedge risk Ability to buy or sell underlying security in liquid, frictionless market As a result, theoretical valuation uses the risk-free rate in determining the value of an option To adjust for the lack of liquidity and the inability to hedge risk, a discount of 75% to 90% was applied to the theoretical values of the co-investment rights Discount range is consistent with growing option values at the risk-free rate and discounting back to present at a risk-adjusted rate Adjusting Theoretical Valuation of Co-Investment Rights

12 Valuation Analysis Revisiting the Exchange Common Stockholder Perspective ____________________ (1) As of 3/28/03. Adjusted to reflect GAAP cash balance of $34.9 mm adjusted to reflect cash payments made post-balance sheet date including a $5.0 mm fee to Harris Bank and $4.4 mm severance payment to Eugenio Najera. (2) Includes accrued dividends at a rate of 10% per annum (paid out quarterly as additional Class C preferred stock) on Class C preferred stock ($120.2 mm principal value) and APIC ($46.7 mm principal value) since 6/30/02. (3) Diluted shares based on 4.1 mm options with a weighted average strike price of $1.28. (4) Assumes 37.7 mm shares issued at $3.43, per the Exchange Agreement, and valued at the Implied Value per Share. Savia Perspective

Overview of Proposed Transaction

13 Overview of Proposed Transaction Summary of Key Terms ____________________ (1) LTM period ending 3/31/03. Proposed Transaction Financing Structure Co-Investment Rights Pursuant to a non-binding Letter of Intent ("LOI") dated December 13, 2002, Fox Paine, Savia, Mr. Romo (Chairman and CEO of Savia and Seminis) and certain affiliated entities proposed to acquire all of the public shares of Seminis for $3.40 per share in cash The offer has since been raised to $3.78 per share for the public, non-affiliated stockholders only (15.7 million shares) $3.78 per share represents a 50.6% premium to December 13, 2002 closing price Implied Seminis enterprise value of approximately $667.0 million (7.5x LTM EBITDA)(1) Certain stockholders will enter into voting agreements with Fox Paine Minimum equity investment by Fox Paine of $200 million Fox Paine investment could rise to approximately $247 million depending on number of Additional Sale Shares purchased by Additional Purchasers between signing and closing Approximately $427 million in total debt financing at closing $175 million high yield debt $180 million new bank term loan Up to $10 million may be drawn on revolver at closing ($50 million capacity) $37 million rollover of mortgage and subsidiary debt $25 million rollover of Class B preferred stock Rights granted to Romo-affiliated entity to purchase, subject to certain terms and conditions, up to 34% of Seminis common stock on fully-diluted basis At Closing: Right to purchase 15% of common stock at price equal to proposed transaction price of $3.40 per share (vests at Closing) Three Years After Closing: Right to purchase an additional 19% of common stock at price equal to proposed transaction price of $3.40 per share (vests only if Fox Paine achieves 26% IRR Hurdle Rate)

14 Overview of Proposed Transaction Summary of Key Terms (cont'd) Equity Exchange Corporate Governance Conditions In accordance with the Exchange Agreement (approved by Board of Directors in September 2002 and to be amended and restated in connection with the proposed transaction), Savia will exchange its Seminis Class C Preferred Stock/APIC and accrued dividends for 37.7 million shares of Class A Common Stock and a cash dividend payment Savia agreed to reduce cash dividend payment from approximately $16.6 million to approximately $13.7 million to partially fund increased offer price to public, non-affiliated stockholders New Seminis Board will have seven Directors Four appointed by Romo Three appointed by Fox Paine Romo will continue as Chairman of the Board and CEO Romo/Savia will maintain majority control of the Board as long as 90% of EBITDA targets achieved for all but two consecutive quarters over five years Continued assurance of representations and warranties Receipt of all necessary regulatory approvals Performance by affiliated stockholders of contribution transactions Financing Receipt of financing generally on terms set forth in commitment letter plus $175 million in high yield debt Seminis stockholder approval Absence of injunction or litigation more likely than not to result in material adverse effect

15 Overview of Proposed Transaction Summary of Key Terms (cont'd) Exclusivity Fees and Expenses Initial exclusivity period ended February 11, 2003, but has been formally extended until May 30, 2003 Savia, Romo and other affiliated parties agreed not to: Solicit, negotiate, encourage or discuss with any third party a material transaction involving Seminis (or with certain affiliated entities to the extent it impedes the Fox Paine transaction) Furnish non-public information with respect to Seminis to any third party or representative thereof Enter into or agree to enter into a material transaction involving Seminis (or with certain affiliated entities to the extent it impedes the Fox Paine transaction) To the extent allowable under existing confidentiality agreements, Savia and Romo agreed to promptly disclose to Fox Paine the terms of any proposal or inquiry related to Seminis received during the exclusivity period as well as the identity of the person making the proposal or inquiry Proposed agreements will contain similar restrictions subject to fiduciary duty exceptions Fox Paine will receive a $13.7 million transaction fee upon closing (2.1% of proposed transaction value) Pre-Signing Break-Up Fees Fox Paine receives $10 million (2.8% of proposed equity value) plus expenses Pre-Signing Break-Up Fee will not apply if: Fox Paine voluntarily withdraws from transaction Debt financing cannot be secured on customary terms Special Committee of Seminis does not approve the transaction in the absence of a competing transaction Post-Signing Break-Up Fee of $15 million (4.3% of proposed equity value)

16 Overview of Proposed Transaction Transaction Value and Leverage Ratios Who Gets What? Transaction Value ($ in millions, except per share) Credit Statistics ____________________ (1) Excludes Co-Investment Rights. (2) Based on agreements, Fox Paine and Savia to share the cost of the increase in offer value to public, non-affiliated stockholders of Seminis. (3) Assumes equity exchange occurs; includes 2.530 million options based on the Treasury Stock Method. (4) As of 3/31/03; includes debt, Class B preferred stock, dividends payable to Savia and Class B preferred stockholders, and minority interest less cash and equivalents. GAAP cash balance of $34.9 mm adjusted to reflect cash payments made post-balance sheet date including a $5.0 mm fee to Harris Bank and $4.4 mm severance payment to Eugenio Najera. (5) LTM historical EBITDA and EBIT exclude the impact of a 1% (of sales) management fee. (6) Before Co-Investment Rights and management options; represents shares to be owned by Savia and Seminis management and Savia/Pulsar creditors/derivative holders to the extent they elect to roll their equity. (7) Fox Paine ownership variable depending on Savia/Pulsar creditors/derivative holders election to roll equity.

17 Overview of Proposed Transaction Sources and Uses of Funds(1) Sources ($ in millions) Uses ($ in millions) ____________________ (1) Based on balance sheet as of 3/28/03. (2) Assumes $15.0 mm cash left in the business. (3) Assumes management options rollover. (4) Represents shares to be owned by Savia and Seminis management and Savia/Pulsar creditors/derivative holders. (5) Fox Paine equity investment may decline if Savia/Pulsar creditors/derivative holders elect to roll over; total equity will remain the same. (6) Merrill Lynch estimate.

18 Overview of Proposed Transaction Commentary on Proposed Fox Paine Financing Package As previously discussed, currently both the High Yield and Leveraged Loan markets are demonstrating very issuer-friendly supply/demand characteristics The proper bifurcation of the proposed financing package - between Senior Credit Facilities and High Yield Bonds - should prove to be acceptable for both senior and subordinated lenders/investors <3.0x Senior Debt/EBITDA is a key metric for attracting new bank lenders Since we believe that approximately 4.5x Total Debt/EBITDA is "market" for comparable leveraged-buyouts completed over the past 18 months, the proposed leverage level of 4.8x may be aggressive, yet still achievable Although this transaction creates a leveraging event for Seminis, the significant equity injection from Fox Paine - in conjunction with their credibility in the capital markets as a prudent investor - should allow for a successful financing Strong cash flow generation and rapid deleveraging will attract the requisite investor base The High Yield offering is not being "bridged" by the underwriters A bridge or committed financing for the High Yield tranche would likely have cost an incremental 1.5% or about $2.6 million, which could have affected the price to the public, non-affiliated stockholders It is important to note that a "failed deal", whether driven by the state of the market or lack of investor acceptance, would likely make it more difficult for Seminis to subsequently access the market on a stand-alone basis Failed issuers have experienced either a continued inability to access the capital markets or been subject to more onerous terms - in terms of coupon, structure and/or covenants

19 Overview of Proposed Transaction IRR Analysis(1) Without Co-Investment Rights ____________________ (1) All returns as of 3/31/03 and based on $246.6 mm investment, excluding initial fee and annual fee payments and after dilution from management options; 2006, 2007 and 2008 IRRs assume holding period of 3.5, 4.5 and 5.5 years, respectively. 15% Co-Investment Rights Exercised 15% and 19% Co-Investment Rights Exercised

Overview of Seminis

20 Overview of Seminis Business Overview Selected Observations Seminis is the leading vegetable and fruit seed company with a global reach and diversified customer base The internal restructuring plans implemented by the Company's new management team is beginning to yield positive results Inventory levels and other financial controls are helping improve working capital and increase forecasting accuracy Products rationalized from 6,000 to 3,200 FY2002 is the first year with "clean" operating performance New compensation structure better aligns interests of management and sales personnel with Company objectives Management has identified and is successfully implementing opportunities to increase product prices Significant industry consolidation has occurred Any future acquisitions by the Company are likely to be sub-$50 million and very specific in nature Favorable worldwide vegetable/fruit consumption trends

21 Overview of Seminis Business Overview (cont'd) Risks Opportunities Management continues to focus on improving control systems, forecasting capabilities and pricing FY2002 is the first full year of "clean" operating results Low farmgate revenue penetration rate provides opportunity for price increases Research team with new products aimed at vegetable/ fruit consumers Largest germplasm bank in the world Favorable industry trends Population growth Maturing of population Continued trend toward healthy lifestyle More consolidated sector Increased acceptance of genetically modified seeds/food could provide Seminis with a significant upside not fully reflected in the current projections Value-Capture strategy, if successful, could provide further upside Obtaining financing at acceptable rates Ability to accurately forecast sales and inventory levels Trade-off stock-outs versus write-offs Ability to consistently raise prices by altering historical pricing structures Ability to consistently develop new products Increasing levels of competition and local regulation Diverse geographic footprint and large number of product offerings create enormous complexity Intellectual property protection

22 Public Market Overview Trading Multiples ($ in millions, except per share) Stock Price Performance Since IPO (6/30/99) ____________________ (1) Includes 56,647,771 Class A shares and 45,142,508 Class B shares per Seminis 10-Q dated 3/28/03; pro forma for exchange of Series C preferred stock and additional paid-in capital for 37,669,480 shares of Class A common stock; includes dilution from 4,065,000 options with a weighted average strike of $1.28 using Treasury Stock Method on Class A shares. (2) As of 3/28/03; includes $16.6 mm of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash pursuant to the Exchange Agreement. GAAP cash balance of $34.9 mm adjusted to reflect cash payments made post-balance sheet date including a $5.0 mm fee to Harris Bank and $4.4 mm severance payment to Eugenio Najera. (3) Excludes non-recurring consulting, stock compensation, severance and fairness opinion charges. (4) Per 2003 management budget; includes 1% (of sales) management fee. Overview of Seminis $3.78 Vol. (000s) 2nd Half, 1999: Several reports published regarding the harmful effects of GMOs 11/15/99: Reports fourth quarter loss; Savia holding company receives $70 mm loan to repay parent company debt 4/25/02: Reports $0.34/share second quarter net; shares rise 27% 5/31/02: Measurement date for Seminis to be added to the Russell 2000 on 6/30/02 12/13/02: Fox Paine and Savia announce proposed transaction 7/3/02: Savia and Seminis announce Exchange Agreement

23 Overview of Seminis Public Market Perspective Limited float/liquidity No research coverage Controlling ownership stake "Distressed" foreign parent Lack of future source of funding Uncertainty surrounding refinancing of existing debt Lack of visibility on future performance High volatility Average cost basis for public, non-affiliated stockholders estimated in two ways: Based on analysis of ownership turnover among the top 20 institutional holders, average cost basis is approximately $3.20 per share(1) Based on analysis of total share turnover at average volume-weighted prices, average cost basis is approximately $2.30 per share(2) ____________________ (1) Source: FactSet. Based on public filings and assumes the average cost method; range of average cost basis of top 20 institutional holders is $1.18 to $5.69. Haven Capital Management has an approximate cost basis of $4.06. The top 20 institutional holders represent only 8.6% of public float. (2) Assumes double-counting of approximately 30% of reported NASDAQ trades.

24 Overview of Seminis Capital Structure/Liquidity Considerations Adjusted Capital Structure as of 3/28/03 ($ in millions) Selected Observations ____________________ (1) As of 3/28/03. (2) GAAP cash balance of $34.9 mm adjusted to reflect cash payments made post-balance sheet date including a $5.0 mm fee to Harris Bank and $4.4 mm severance payment to Eugenio Najera. (3) GAAP equity balance and accrued and unpaid cash dividends adjusted for the exchange of Class C Preferred, APIC and accrued and unpaid dividends of $10.0 mm for 37,669,480 Class A shares. Also adjusted for $5.0 mm unaccrued fee to Harris Bank. Significant mutual fund inflows and very attractive new issue rates make the High Yield market a prime source of financing for non-investment grade issuers The Leveraged Loan market, a laggard to the High Yield market, has gained momentum as required yields and credit profiles have decreased Despite erratic historical performance, Seminis demonstrated stronger financial results in 2002 off of which to seek financing Several existing lenders most likely have loan in "work- out" groups Unwillingness of these lenders to continue not necessarily reflective of a new lender's view of credit quality Seminis' current leverage level of 3.7x(1) is relatively conservative given its strong projected free cash flows Seminis should be able to refinance existing senior credit facility Both Leveraged Loan and High Yield markets are much more stable and liquid than when Seminis considered a refinancing in 2002 However, overhang from potential Savia default and resulting change in control of Seminis may significantly complicate any refinancing process

Appendix

Summary of Third Party Discussions

25 Summary of Third Party Discussions Seminis-level Discussions Savia-level Discussions ____________________ Source: Documents provided by and discussion with Savia management.

Valuation Back-Up Materials

26 Valuation Back-Up Materials Comparison of Seminis Financial Projections Over Time ($ in millions) UBS Capital Structure Review (August 2001) Projections Provided to Fox Paine (January 2002) UBS Exchange Transaction Review (July 2002) Current Projections (October 2002) ____________________ (1) Includes 1% (of sales) Savia management fee.

27 Valuation Back-Up Materials Post-Exchange Discounted Cash Flow Analysis(1) Perpetuity Method EBITDA Multiple Method ____________________ (1) Assumes values discounted to 3/31/03. 7.5x EBITDA 5.5x EBITDA 4.0% Perp. Growth 2.0% Perp. Growth

28 Valuation Back-Up Materials Public Trading Comparables ($ in millions, except per share data) ____________________ "NA" indicates insufficient information. (1) As of 5/28/03. KWS Saat, Sakata Seed, BASF and Bayer's equity and enterprise values are converted to U.S. Dollars at the spot exchange rate. (2) Defined as equity value plus total debt, capital leases, minority interest and redeemable preferred securities less cash and equivalents. (3) Based on First Call estimates as of 5/28/03. Calendarized to a December year end. (4) Based on Wall Street Equity Research estimates. Calendarized to a December year end. (5) 2003 EBITDA and EBIT estimates include 1% (of sales) management fee and have been calendarized to a December year end.

29 Valuation Back-Up Materials Comparable Transactions Analysis ($ in millions, except per share data) ____________________ "NA" indicates insufficient information. "NM" indicates the value of the relevant multiple is not meaningful. (1) Defined as offer value plus total debt, capital leases, minority interest and redeemable preferred securities less cash and equivalents. (2) Reflects DuPont's acquisition of the 80% of Pioneer it did not already own. (3) Reflects DuPont's acquisition of the 17% of Pioneer. DuPont's ownership was increased to 20% upon the completion of a Pioneer-sponsored Dutch auction share repurchase following the transaction.

30 Valuation Back-Up Materials Trading History Analysis LTM Closing Stock Prices 52-Week High $3.90 52-Week Low(1) $1.89 ____________________ (1) Intraday low reached on 8/16/02, per Bloomberg.

31 Valuation Back-Up Materials Premiums Paid Analysis - Minority "Buy-Outs" Cash Deals Since 1998 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

32 Valuation Back-Up Materials Premiums Paid Analysis - Minority "Buy-Outs" (cont'd) Cash Deals Since 1998 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

33 Valuation Back-Up Materials Premiums Paid Analysis - All M&A Transactions Cash Deals Since 2001 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

34 Valuation Back-Up Materials Premiums Paid Analysis - All M&A Transactions (cont'd) Cash Deals Since 2001 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

35 Valuation Back-Up Materials Premiums Paid Analysis - All M&A Transactions (cont'd) Cash Deals Since 2001 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

36 Valuation Back-Up Materials Premiums Paid Analysis - All M&A Transactions (cont'd) Cash Deals Since 2001 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

37 Valuation Back-Up Materials Premiums Paid Analysis - All M&A Transactions (cont'd) Cash Deals Since 2001 - Greater than $100 mm and less than $1,000 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03 (completed transactions only).

38 Valuation Back-Up Materials Analysis of Acquisition Break-Up Fees 2000 to Present - Equity Value Greater than $250 mm and less than $450 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03.

39 Valuation Back-Up Materials Analysis of Acquisition Break-Up Fees (cont'd) 2000 to Present - Equity Value Greater than $250 mm and less than $450 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03.

40 Valuation Back-Up Materials Analysis of Acquisition Break-Up Fees (cont'd) 2000 to Present - Equity Value Greater than $250 mm and less than $450 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03.

41 Valuation Back-Up Materials Analysis of Acquisition Break-Up Fees (cont'd) 2000 to Present - Equity Value Greater than $250 mm and less than $450 mm ($ in millions) ____________________ Source: SDC database, as of 5/28/03.